Exhibit 99.1

CONTACTS:
Danny Herron Advanced Energy Industries, Inc. 970.407.6570 danny.herron@aei.com	Annie Leschin/Vanessa Lehr Advanced Energy Industries, Inc. 970.407.6555 ir@aei.com

ADVANCED ENERGY NAMES GREGG PATTERSON AND YUVAL WASSERMAN PRESIDENTS OF BUSINESS UNITS

Fort Collins, Colo., August 10, 2011 – Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced that effective immediately its board has approved the appointment of Yuval Wasserman as President of the company’s Thin Film Business unit and Gregg Patterson as President of its Renewables Business unit, which will now be designated as the Solar Energy Business Unit.

Advanced Energy’s Chief Executive Officer Garry Rogerson said, “Gregg and Yuval are both highly-regarded and accomplished executives. These appointments are in line with our strategic direction announced last November that organized Advanced Energy into two strategic business units. I am pleased to have such strong and experienced leadership for our business units and look forward to working with them as we continue to expand on Advanced Energy’s leading position in the power conversion market.”

About Advanced Energy

Advanced Energy (NASDAQ: AEIS — News) is a global leader in innovative power and control technologies for thin-film manufacturing and high-growth solar-power generation. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.